Exhibit 10.3.4

AMENDMENT NO. 4

TO THE

UNIFIED WESTERN GROCERS, INC.

SHELTERED SAVINGS PLAN

Unified Western Grocers, Inc. (the “Company”) hereby amends the above-named plan (the “Plan”), effective as of October 1, 2004, as follows:

1. The first two sentences of Section 9.1 of the Plan are hereby amended in their entirety to read as follows:

“The Company, acting through the Board of Directors, or the Committee may amend the Plan from time to time and may amend or cancel any such amendment. Each amendment must be set forth in a document that is signed by an officer of the Company, and the Plan shall be deemed to have been amended in the manner and at the time set forth in such document, and all Participants shall be bound by it.”

2. Section 8.6 of the Plan is hereby amended in its entirety to read as follows:

“Section 8.6: Administrative Expenses Of The Plan. All reasonable expenses of administering the Plan, including, but not limited to, actuarial, administration, accounting, investment, recordkeeping, and legal fees and costs incurred in connection with such activities, shall be paid by the Trustee pursuant to the direction of the Committee and shall be a charge against the trust estate, except to the extent that such expenses may be paid by the Company. The Committee, in the Committee’s sole discretion, shall determine whether each such charge shall be allocated pro rata or per capita to Participants’ Accounts, and whether such a charge shall be allocated directly to the Accounts of the affected Participant. The expense of maintaining errors and omissions liability insurance, if any, covering members of the Committee, the Trustee, or any other Fiduciary shall be paid by the Company.”

* * * * *

The Company has caused this Amendment No. 4 to be signed on the date indicated below, to be effective as indicated above.

“Company”

UNIFIED WESTERN GROCERS, INC.

Date: November 15, 2004	By:	/s/ DON GILPIN
Don Gilpin
	Its:	Vice President, Human Resources